EXHIBIT 99.1

FOR IMMEDIATE RELEASE                   CONTACT:  Mark Kimball (763) 551-7070
October 2, 2003                                   Select Comfort Corporation
                                                  Mark.Kimball@selectcomfort.com

            SELECT COMFORT ANNOUNCES THIRD QUARTER SALES INCREASE OF
                 38 PERCENT AND SAME-STORE GROWTH OF 32 PERCENT

MINNEAPOLIS, MINN. (October 2, 2003) - Select Comfort Corporation (NASDAQ:
SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER(R) bed, announced today that net sales for the third quarter ended September 27, 2003 were $117.4 million, a 38 percent increase from $85.1 million for the third quarter of 2002. Same-store sales for the third quarter of fiscal 2003 increased 32 percent on top of a same-store sales increase of 32 percent in the third quarter of 2002.

     The company's third quarter sales were above the range announced in early September. As a result, the company is raising earnings guidance for the third quarter to $0.17 to $0.18 per fully diluted share. This compares to pro forma, diluted net income per share in the third quarter of 2002 of $0.10. The company is scheduled to report its full third quarter results on October 14, 2003.

     "We're extremely proud to report our fifth consecutive quarter of same-store sales increases of 30 percent or greater," said Bill McLaughlin, president and chief executive officer. "We have generated consistently strong growth in sales and earnings while investing in future growth."

     The company's earnings under Generally Accepted Accounting Principles
(GAAP) for third quarter 2003 are being compared to 2002 earnings on a pro forma, after-tax basis to improve comparability between the periods. GAAP required the company to increase its earnings in the third quarter of 2002 for the expected future benefits of deferred income tax assets, including the expected reduction of future income tax payments for the utilization of $29.0 million of net operating loss carryforwards. In the third quarter of 2002, pro forma, diluted net income per share was $0.10 and reported earnings per share under GAAP were $0.69. A full reconciliation of the company's pro forma, after-tax earnings for 2002 to treatment under GAAP can be found at the end of this release.



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     Select Comfort will hold a conference call to discuss its third quarter results on October 14, 2003, at 10:00 a.m. Central Time. A simultaneous webcast of the call will be available in the Investor Relations section of www.selectcomfort.com. A digital replay of the conference call will be accessible beginning at approximately 1:00 p.m. Central Time on October 14, 2003, through 5:00 p.m. Central Time on October 28, 2003. To access the replay, please call 402-530-8071 (U.S. and International). An archived replay of the conference call may also be accessed after approximately 12:30 p.m. Central Time on October 14, 2003 at www.selectcomfort.com.

     Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer (1), holding 26 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 343 retail stores located nationwide, including 13 leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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    Statements  used in this press release that relate to future plans,  events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as general and industry economic trends, uncertainties arising from global events, consumer confidence, effectiveness of our advertising and promotional efforts, our ability to secure suitable retail locations, consumer acceptance of our products and product innovation, industry competition, warranty expenses, California wage and hour litigation, our dependence on significant suppliers, and the vulnerability of any suppliers to recessionary pressures, labor negotiations, liquidity concerns or other factors as well as the risk factors listed from time to time in the company's filings with the SEC, including the company's Annual Report on Form 10-K and other periodic reports filed with the SEC.

     The company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

(1)     TOP 25 BEDDING RETAILERS, FURNITURE TODAY, MAY 26, 2003



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               SELECT COMFORT PRO FORMA NET INCOME RECONCILIATION

Reconciliation of diluted net income per share as determined in accordance with Generally Accepted Accounting Principles (GAAP) to pro forma diluted net income per share is as follows:



                                                      THREE MONTHS ENDED
RECONCILIATION OF GAAP EARNINGS PER DILUTED
SHARE TO PRO FORMA EARNINGS PER DILUTED SHARE             9/28/02
                                                         --------

GAAP diluted net income per share                         $ 0.69
Effect of:
   Income tax provision at 38% of income before tax       $(0.07)
   Restoration of deferred tax asset                      $(0.52)
                                                         --------
Pro forma diluted net income per share                    $ 0.10
                                                         ========



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